UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): June 30, 2016

Alliqua BioMedical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36278	58-2349413
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1010 Stony Hill Road Suite 200 Yardley, PA 19067	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On June 30, 2016, Alliqua BioMedical, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with BSN medical, Inc. (“BSN”), pursuant to which the Company sold to BSN all of the Company’s rights under its existing distribution agreement with former Sorbion GmbH & Co KG (“Sorbion”), dated as of September 20, 2013, as subsequently amended and assigned to BSN (the “Distribution Agreement”), including but not limited to all distribution rights, exclusivity rights, intellectual property rights and marketing rights (collectively, the “Rights’) and the Company’s remaining unsold inventory of Sorbion products purchased under the Distribution Agreement. Subject to the terms and conditions of the Purchase Agreement, in exchange for the sale of the Rights and unsold products, BSN agreed to pay the Company aggregate consideration of up to $4,400,000, including (i) $3,500,000 payable immediately upon the closing of the Purchase Agreement and (ii) up to an additional $900,000 upon the Company’s completion of its obligations to deliver all remaining and qualifying unsold products in accordance with the terms set forth in the Purchase Agreement.

The closing of the sale and purchase of the Rights and unsold products occurred concurrently with the execution and delivery of the Purchase Agreement. In addition, effective upon the closing, the Company and BSN agreed to cancel and terminate the Distribution Agreement and certain related agreements between the parties or their predecessors, including Sorbion. Pursuant to the Purchase Agreement, the Company is subject to certain confidentiality obligations with respect to confidential information that it received from BSN or Sorbion during the term of the Distribution Agreement. The Purchase Agreement also contains customary representations and warranties as well as mutual indemnification obligations for the Company and BSN.

The Company expects to use approximately $1.8 million of the proceeds from this sale transaction to prepay a portion of the outstanding principal amount of its loan and the related early prepayment fee in accordance with the terms and provisions of that certain Credit Agreement and Guaranty, dated as of May 29, 2015, by and among the Company, certain guarantors and Perceptive Credit Holdings, LP.

Transition Agreement

In connection with the Purchase Agreement, on June 30, 2016, the Company also entered into a transition services agreement (the “Transition Agreement”) with BSN, pursuant to which the parties defined certain transition-related services to be provided by the Company to assist BSN with certain services, including the transfer of the Company’s distribution operations relating to the Sorbion products during the term of the Transition Agreement. The term of the Transition Agreement ends on the earlier of September 28, 2016 and the date that BSN instructs the Company to discontinue all services, unless sooner terminated in accordance with its terms. Upon completion of the term, BSN will pay the Company a fixed fee of $100,000 as compensation for services provided pursuant to the Transition Agreement.

The foregoing summaries of the Purchase Agreement and the Transition Agreement are not complete, and are qualified in their entirety by reference to the full text of the Purchase Agreement and the Transition Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016.

Item 7.01.	Regulation FD Disclosure.

On July 7, 2016, the Company issued a press release announcing that it entered into a definitive agreement with BSN for the sale to BSN of the Company’s exclusive distribution rights for Sorbion dressing products in the United States, Canada and Latin America and that the Company expects to use approximately $1.75 million of the proceeds from this transaction to reduce its outstanding debt balance in accordance with its Credit Agreement with Perceptive Credit Opportunities Fund, L.P. The press release also announced updates to the Company’s revenue guidance for the 2016 fiscal year to account for the anticipated impact of the sale of distribution rights. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The Company undertakes no obligation to update, supplement or amend the materials attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by reference in such a filing. Furthermore, the furnishing of information under Item 7.01 of this Current Report on Form 8-K is not intended to constitute a determination by the Company that the information contained herein, including the exhibits hereto, is material or that the dissemination of such information is required by Regulation FD.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press release dated July 7, 2016 (furnished herewith pursuant to Item 7.01).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA BIOMEDICAL, INC.

Dated: July 7, 2016	By:	/s/ Brian Posner
		Name:	Brian Posner
		Title:	Chief Financial Officer